--------------------------------
        OMB APPROVAL
--------------------------------
-----
OMB NUMBER           3235-0167
EXPIRES:     NOVEMBER 30, 1995
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE   .... 1.50
--------------------------------




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number   33-99320
                                                                     ----------

                                OMI Trust 1998-A
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        c/o PNC Bank, National Association, Corporate Trust Department,
                           Attention: Judy Wisniewske
--------------------------------------------------------------------------------
       1700 Market Street, Philadelphia, Pennsylvania 19103 (215)585-8872
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
--------------------------------------------------------------------------------
      Series 1998-A Class A-1, Class A-2, Class A-3, Class A-4, Class A-5,
--------------------------------------------------------------------------------
                             Class M, and Class B-1
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     |_|               Rule 12h-3(b)(1)(i)    |X|
       Rule 12g-4(a)(1)(ii)    |_|               Rule 12h-3(b)(1)(ii)   |_|
       Rule 12g-4(a)(2)(i)     |_|               Rule 12h-3(b)(2)(i)    |_|
       Rule 12g-4(a)(2)(ii)    |_|               Rule 12h-3(b)(2)(ii)   |_|
                                                 Rule 15d-6             |X|

       Approximate number of holders of record as of the certification or notice date: 44

       Pursuant to the requirements of the Securities Exchange Act of 1934, OMI TRUST 1998-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              By: OAKWOOD MORTGAGE INVESTORS, INC., as depositor

Date: October 21, 1998
        By: /s/ DOUGLAS R. MUIR

        Name: Douglas R. Muir

        Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (8-93)


                       OAKWOOD MORTGAGE INVESTORS, INC.
                               OMI Trust 1998-A
                         Manufactured Housing Contract
                 Senior/Subordinated Pass-Through Certificates
                                 Series 1998-A


      I hereby certify that the following information is correct:



                                                         TOTAL CERTIFICATE-
                                                            HOLDERS AS OF
              SECURITY                 CUSIP #             October 1, 1998

              Class A-1             674135 DA3                      3
              Class A-2             674135 DB1                      4
              Class A-3             674135 DC9                     23
              Class A-4             674135 DD7                      6
              Class A-5             674135 DE5                      4
              Class M               674135 DF2                      2
              Class B-1             674135 DG0                      2

              Total Certificateholders                             44




Date: October 21, 1998                    Signed: /s/ DOUGLAS R. MUIR
                                          ---------------------------
                                          Title: Vice President